Exhibit 23.4


                      [Harter, Secrest & Emery Letterhead]

                                       November 25, 1997



Citizens Utilities Company
High Ridge Park, Building No. 3
Stamford, Connecticut 06905

Gentlemen:

        We have acted as counsel to Ogden Telephone Company, a New York corporation ("Ogden"), in connection with the merger (the "Merger") of Ogden with Citizens-Ogden Telecommunications Company, a New York corporation and a wholly owned subsidiary ("C-O Tel") of Citizens Utilities Company, a Delaware corporation ("Citizens"), pursuant to the Agreement of Merger and Plan of Reorganization dated as of February 3, 1997, among Ogden, Citizens and C-O Tel (the "Merger Agreement"). The Merger Agreement provides, inter alia, that Ogden shareholders' shares of Ogden common stock ("Ogden Common Stock") will automatically represent only the right to receive shares of the common stock of Citizens ("Citizens Common Stock") and cash according to certain formulae set forth in the Merger Agreement.

        In connection with this opinion, we have made the following factual assumptions:

               (1) The Merger will be consummated in accordance with the terms of the Merger Agreement;

               (2) The aggregate value on the date of the Merger of Citizens Common Stock issued to Ogden shareholders pursuant to the Merger will equal or exceed 80 percent of the total consideration (Citizens Common Stock, valued on the date of the Merger, and cash) received by the Ogden shareholders, including dissenters, as a result of the Merger; and

               (3) That all factual material set forth in the registration statement on Form S-4 Registration No. 333-40069 (the "Registration Statement") is true, complete, and correct.

        In addition, we have relied upon certain written representations and covenants of Citizens, Ogden and certain shareholders of Ogden. The opinions expressed herein are expressly conditioned on such factual assumptions and representations, and, except as otherwise set forth herein, we have relied solely on these assumptions and representations and made no independent investigation of any factual matter. We have reviewed and examined the Merger Agreement, the Registration Statement, and such other documents, records and matter of law as we have deemed necessary to render the opinion hereinafter set forth. Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

               (i) The Merger will, under current law, constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Citizens, Ogden and C-O Tel will each be "a party to the reorganization" within the meaning of Section 368(b) of the Code.

               (ii) No gain or loss will be recognized by Ogden shareholders as a result of the exchange of Ogden Common Stock for Citizens Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a shareholder of Ogden in lieu of a fractional share of Citizens Common Stock will generally be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized to such shareholder as the result of the receipt of such cash will be capital gain equal to the difference between the amount of cash received and the basis of the shareholder allocable to such fractional share.

               (iii) The tax basis of the shares of Citizens Common Stock received by each shareholder of Ogden in the Merger will equal the tax basis of such shareholder's shares of Ogden Common Stock exchanged in the Merger, less the amount allocated to any fractional shares for which cash is received.

               (iv) The holding period of the shares of Citizens Common Stock received by a shareholder of Ogden in the Merger will include the holding period of such shareholder for the shares of Ogden Common Stock that were exchanged in the Merger.

               (v) Neither Citizens, Ogden nor C-O Tel will recognize any gain or loss as a result of the Merger.

        The foregoing opinion does not address the consequences to a holder of shares of Ogden Common Stock who (i) does not hold such shares as capital assets at the time of the Merger or (ii) received such shares pursuant to the exercise of an employee stock option or otherwise as compensation.

        Our opinion is based on the Code, the existing and proposed regulations thereunder, published administrative announcements and rulings of the Internal Revenue Service and judicial decisions, all as of the date hereof and all of which are subject to modification. Any change in the applicable law may affect the validity of this opinion. We express no opinion as to the state, local or foreign tax ramifications of the Merger and, except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any other party of the Merger or of any transactions related to the Merger. Except as set forth below, this opinion is being furnished to you only in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

        We hereby consent to be named in the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" set forth in the related Proxy Statement/Prospectus which constitutes a part of the Registration Statement, as attorneys who are opining upon the federal income tax consequences to the shareholders of Ogden in connection with the Merger, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,
                                            /s/Harter, Secrest & Emery